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                                                                    EXHIBIT 12.0




TRENWICK GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)

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
                                                           YEAR ENDED DECEMBER 31,

                                          1995         1994         1993         1992         1991
                                          ----         ----         ----         ----         ----

NET INCOME                              $29,841      $20,282      $23,739      $18,539      $18,598
INCOME TAXES                              8,572        2,753        4,220          925        3,387
                                         ------       ------       ------       ------       ------

SUBTOTAL                                 38,413       23,035       27,959       19,464       21,985

FIXED CHARGES:

INTEREST EXPENSE                          6,496        6,469        6,454        1,668        1,595
DEFERRED DEBT INSURANCE COST                276          260          244            0            0
OFFICE SPACE AND EQUIPMENT RENTAL           309          316          251          240          280
                                          -----         -----        ----        -----        -----

TOTAL FIXED CHARGES                       7,081        7,045        6,949        1,908        1,875

EARNINGS BEFORE INCOME TAXES AND

FIXED CHARGES                           $45,494      $30,080      $34,908      $21,372      $23,860
                                        =======      =======      =======      =======      =======

RATIO OF EARNINGS TO FIXED CHARGES          6.4          4.3          5.0         11.2         12.7
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